Exhibit 10.8

9.25% SENIOR PURCHASE MONEY NOTE

U.S. $25,000,000

May 4, 2004

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR “BLUE SKY” LAWS AND MAY NOT BE OFFERED OR SOLD EXCEPT IN COMPLIANCE WITH THE REQUIREMENTS IMPOSED THEREBY.

FOR VALUE RECEIVED, the undersigned, INdTV, LLC, a Delaware limited liability company (together with its successors and permitted assigns, the “Company”), promises to pay to Dylan Holdings, Inc., a Delaware corporation (together with its successors and permitted assigns, “Holder”), in lawful money of the United States of America and in immediately available funds, the principal amount of twenty-five million dollars ($25,000,000), as such amount may be increased in accordance with Section 1(b)(i) hereof, and interest thereon calculated from (and including) the date hereof through (but excluding) the date paid in full, all in accordance with the provisions of this Note. Certain capitalized terms used in this Note have the meanings assigned to them in Section 13 hereof.  Other capitalized terms used but not otherwise defined in this Note have the meanings assigned to them in the Purchase Agreement (as hereinafter defined).  Holder will hold this Note solely as agent on behalf of Sellers, and shall promptly forward any cash amounts received pursuant to this Note to Sellers, as appropriate.  The Company shall have no obligation to Sellers other than to make cash payments to Dylan pursuant to this Note.  Only Holder shall have the right to enforce this Note and shall have sole authority to waive any of its rights, powers or privileges hereunder.

This Note is issued in connection with the Asset Purchase Agreement entered into by and among the Company, Holder and certain Affiliates of Holder, dated as of May 4, 2004 (as amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”).

Section 1.  Payment of Principal and Interest.

(a)          Scheduled Payment of Principal.  The principal amount of this Note, together with any and all accrued and unpaid interest thereon, shall be paid in cash to Holder on May 4, 2008, or if such date is not a Business Day, then on the next succeeding Business Day (the “Final Maturity Date”).

(b)         Payment of Interest.  This Note shall bear simple interest on the unpaid principal amount, from (and including) the date hereof through (but excluding) the date paid in full, at the rate of  9.25% per annum and, for each day on, after and during the continuation of an Event of Default (as hereinafter defined), simple interest on the unpaid principal amount until paid in full, at a rate per annum equal to 11.25% (“Interest”).  Interest shall be calculated based upon a 365-day year and the actual number of days elapsed.  Interest shall be payable on the unpaid principal amount semi-annually in arrears on November 4th and May 4th of each year, or if any such day is not a Business Day, on the next succeeding Business Day, commencing

November 4, 2004 through the Final Maturity Date (each such date, an “Interest Payment Date ”) as follows:

(i)                                     with respect to any Interest Payment Date occurring on or prior to May 4, 2006, in cash or, at the Company’s option (unless an Event of Default shall have occurred and is continuing), by capitalizing as principal the amount of Interest payable on such Interest Payment Date, thereby adding such amount to the unpaid principal amount of this Note on such date; and

(ii)                                  with respect to any Interest Payment Date occurring after  May 4, 2006, in cash.

(c)          Optional Prepayment.  The Company may, upon one (1) Business Day’s notice to Holder, at any time and from time to time, without premium or penalty, prepay in whole the aggregate unpaid principal amount of this Note, together with all accrued and unpaid Interest hereon, in cash, to (but excluding) the date of prepayment, or prepay in part in amounts aggregating $1,000,000 or more the aggregate unpaid principal amount of this Note, together with accrued and unpaid Interest hereon, in cash, to (but excluding) the date of prepayment.  Each partial prepayment made pursuant to this Section 1(c) shall first be credited to accrued and unpaid Interest and the remainder shall be credited to the unpaid principal amount of this Note.

Section 2.  General Provisions as to Payment; Overdue Amounts.

(a)          Payments of principal and cash Interest hereunder and all other amounts due to Holder under the Note Documents shall be made in lawful money of the United States of America by wire transfer of immediately available funds to the account of Holder in accordance with Holder’s written instructions.

(b)         Any overdue principal of, or interest on, this Note, and any other amount payable under the Note Documents that is not paid when due, shall bear interest payable on demand and in cash, for each day from (and including) the due date therefor to (but excluding) the date paid in full at a rate per annum equal to 11.25%.  If the date for any payment of principal or any other amount due under this Note or any other Note Document is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

Section 3.  Redemption.

(a)          Redemption Upon a Change of Control.  If during the time this Note remains outstanding there occurs a Change of Control, Holder shall have the right (exercisable for a period from (and including) the date on which such Change of Control occurred to (and including) the thirtieth (30th) day after Holder’s receipt of the Change of Control Notice) to require the Company to redeem this Note in cash at a price (the “Redemption Price”) equal to the then outstanding principal amount plus any accrued and unpaid Interest thereon.

(b)         Procedures for Redemption.

(i)                                     The Company shall deliver a written notice (the “Change of Control Notice”) to Holder as promptly as reasonably practicable following (and in any event within two (2) Business Days of) the closing or occurrence of the event causing the Change of Control, describing in reasonable detail the facts and circumstances giving rise thereto.

(ii)                                  If, following its receipt of the Change of Control Notice, Holder desires to exercise its right to require the Company to redeem this Note pursuant to clause (i) above, then Holder shall deliver written notice thereof (the “Mandatory Redemption Notice”) to the Company by no later than the date that occurs thirty (30) days after the date the Change of Control Notice is received by Holder, and the Company shall redeem this Note and pay the Redemption Price within fifteen (15) days after its receipt of the Mandatory Redemption Notice, as specified in Section 2 hereof, upon presentation and surrender of this Note by Holder to the Company at the Company’s principal place of business, free and clear of all Liens (other than any Liens imposed in accordance with any Note Document), whereupon this Note shall thereafter be canceled by the Company.

(iii)                               If, within thirty (30) days after its receipt of the Change of Control Notice, Holder fails to deliver written notice to the Company of its desire to exercise its right to require the Company to redeem this Note, then such right shall be deemed waived.

Section 4.  Affirmative Covenants.  The Company agrees it will perform or cause to be performed the obligations set forth below.

Subsection 4.1               Maintenance of Existence; Compliance with Obligations.  The Company will, and will cause each of its Subsidiaries to, (i) continue to engage in business of the same general type as is currently contemplated to be conducted by the Company and its Subsidiaries and do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence and (ii) satisfy all of their respective material obligations and liabilities as and when they become due; provided, however, that the foregoing shall not prohibit (A) any merger, consolidation or other transaction permitted under Subsection 5.4 hereof, (B) any Disposition made pursuant to, and in compliance with, Subsection 5.7 hereof, or (C) the Company or any of its Subsidiaries from changing its form of legal entity, as long as, (x) in the case of each of clause (A), (B) and (C) of this proviso, after giving effect thereto, no Default (including, without limitation, under Section 6(a)(x) hereof) shall have occurred and be continuing or could reasonably be expected to result therefrom, and (y) in the case of each of clause (A) and (C) the provisions of Section 13(a) of the Security Agreement have been complied with.

Subsection 4.2               Compliance with Laws.

The Company will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, except to the extent the non-compliance therewith would not reasonably be expected to result in a Material Adverse Effect.

Subsection 4.3               Financial Information. The Company will furnish the following to Holder:

(a)          as soon as available and in any event within sixty (60) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a copy of the consolidated balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Quarter and the related consolidated statements of income and cash flow of the Company and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and including (in each case), following the first full Fiscal Quarter following the one-year anniversary of the date hereof, in comparative form the figures for the corresponding Fiscal Quarter in, and year to date portion of, the immediately preceding Fiscal Year;

(b)         as soon as available and in any event within one hundred and twenty (120) days after the end of each Fiscal Year, a copy of the consolidated balance sheet of the Company and its Subsidiaries and the related consolidated statements of income and cash flow of the Company and its Subsidiaries for such Fiscal Year, setting forth, following the first full Fiscal Year following the one-year anniversary of the date hereof, in comparative form the figures for the immediately preceding Fiscal Year;

(c)          simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer of the Company (delivered on behalf of the Company and in his or her capacity as chief financial officer of the Company, not in his or her individual capacity) stating that such financial statements (A) present fairly, in all material respects, the financial position, the results of operations and the cash flows of the Company as of the date of such financial statements and (B) were prepared, in all material respects, in accordance with GAAP applied on a consistent basis; and

(d)         simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or chief executive officer of the Company stating (i) whether, to his knowledge, any Default then exists and (ii) if, to his knowledge, any Default then exists, the details thereof and the actions which the Company is taking or proposes to take with respect thereto.

Subsection 4.4               Notice of Defaults.  Promptly, and in any event within seven (7) Business Days, after any officer of the Company obtains knowledge of the occurrence of any Default, the Company shall furnish to Holder a certificate of the chief executive officer or the chief financial officer of the Company setting forth the details thereof and the actions which the Company is taking or proposes to take with respect thereto.

Subsection 4.5               Inspection of Property, Books and Records.  The Company will keep, and will cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and, if an Event of Default has occurred and is continuing, will permit, and will cause each of its Subsidiaries to permit, representatives of Holder to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.  The provisions of Section 9 of the Security

Agreement apply to any information acquired by Holder in the exercise of its rights under this Subsection 4.5.

Section 5.  Negative Covenants.  The Company covenants and agrees with Holder that:

Subsection 5.1                            Indebtedness.  The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, other than:

(a)          Indebtedness in respect of this Note;

(b)         Indebtedness of the Company or any Subsidiary of the Company which (i) (A) does not permit or require any payment of principal to be made prior to five (5) Business Days after the Final Maturity Date, (B) is not secured by any assets of the Company or of any of its Subsidiaries (except to the extent that any such security interest and the obligation that it secures is expressly and fully subordinated to the rights of Holder under the Note Documents) and (C) is expressly and fully subordinated to this Note and (ii) is evidenced by documents that contain subordination terms that are reasonably satisfactory to Holder;

(c)          trade Indebtedness (i) incurred in the ordinary course of business of the Company and its Subsidiaries (including current accounts payable extended by suppliers on normal trade terms in connection with purchases of goods and services which are not overdue for a period of more than ninety (90) days or, if overdue for more than ninety (90) days, as to which either (x) such amounts are accrued on the books of the Company or such Subsidiary or (y) a dispute exists and adequate reserves in conformity with GAAP have been established on the books of the Company or such Subsidiary) and (ii) in respect of performance, surety or appeal bonds provided in the ordinary course of business;

(d)         Indebtedness (i) evidencing the deferred purchase price of newly acquired property or incurred solely to finance the acquisition of such property of the Company and its Subsidiaries (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party) (provided that such Indebtedness is incurred within one hundred and eighty (180) days of the acquisition of such property), (ii) incurred solely to finance the construction or improvement of property or assets owned by the Company or any of its Subsidiaries or (iii) that constitutes Capitalized Lease Liabilities;

(e)          unsecured intercompany Indebtedness among the Company and its Subsidiaries;

(f)            reimbursement obligations or guarantees arising in the ordinary course of business in respect of business-related expenses incurred by any employee of the Company or of any Subsidiary of the Company;

(g)         unsecured Guarantee Obligations of the Company or any Subsidiary of the Company with respect to Indebtedness of the Company or a Subsidiary permitted under this Subsection 5.1(so long as each such Guarantee Obligation is expressly and fully subordinated to this Note and the other Note Documents);

(h)         renewals and refinancing of any Indebtedness permitted pursuant to clause (d) above; provided that the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness refinanced; and

(i)             other unsecured Indebtedness of the Company and its Subsidiaries not described in clauses (a) though (h) above; provided that the Indebtedness permitted under this clause (i) does not, at any one time, exceed, in the aggregate, the sum of (A) $5,000,000, plus (B) the aggregate amount of any principal payments made by the Company on this Note (excluding the amount of any Interest capitalized as principal pursuant to Section 1(b)(i) hereof that is subsequently repaid in cash).

Subsection 5.2                            Negative Pledge.  The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Liens upon or with respect to any asset now owned or hereafter acquired by it (including, without limitation, the Collateral (as defined in the Security Agreement)) or on any of its rights in respect thereof, except for the following (collectively, the “Permitted Liens”):

(a)          Liens granted pursuant to the Security Agreement;

(b)         Liens existing as of the Closing Date (as defined in the Purchase Agreement), which are set forth on Schedule A hereto;

(c)          Liens incidental to the ordinary conduct of the business of the Company and its Subsidiaries or the ownership of their respective assets which do not secure Indebtedness, such as carrier’s, warehousemen’s, materialmen’s, landlord’s and mechanic’s liens, and which do not in the aggregate materially detract from the value of their respective assets or materially impair the use thereof in the ordinary course of business;

(d)         Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for Indebtedness) entered into in the ordinary course of business or to secure obligations on surety and appeal bonds or performance bonds entered into in the ordinary course of business;

(e)          judgment Liens which do not otherwise result in an Event of Default under Section 6(a)(viii) hereof;

(f)            Liens securing Indebtedness permitted pursuant to Subsections 5.1(b), 5.1(d) or 5.1(h) hereof; provided that with respect to Liens securing Indebtedness permitted pursuant to Subsections 5.1(d) or 5.1(h) hereof, such Liens do not extend to any property other than the property being acquired or constructed or to the property being improved (but only to the extent of such improvement);

(g)         Liens for Taxes, assessments or governmental charges or levies, or otherwise arising by operation of law, which Taxes, assessments or governmental charges or levies are not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(h)         Liens arising solely by virtue of any statutory provisions relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depositary institution;

(i)             Liens permitted under Subsection 5.8 hereof; and

(j)             other Liens in respect of assets now owned or hereafter acquired by the Company or any of its Subsidiaries not described in clauses (a) through (i) above; provided that each such Lien and the obligation that it secures is expressly and fully subordinated to all Liens granted pursuant to the Security Agreement and the obligations of the Company under this Note and the other Note Documents by documents that contain subordination terms that are reasonably satisfactory to Holder and; provided, further, that the aggregate principal amount of the Indebtedness secured by Liens permitted under this clause (j) does not, at any one time, exceed the sum of (A) $5,000,000, plus (B) the aggregate amount of any principal payments made by the Company on this Note (excluding the amount of any Interest capitalized as principal pursuant to Section 1(b)(i) hereof that is subsequently repaid in cash).

Subsection 5.3                            Investments.  The Company will not, and will not permit any of its Subsidiaries to, make any Investment in any Person, except for:

(a)          the purchase of all or substantially all of the Capital Stock of another Person constituting the acquisition of a business unit;

(b)         Investments in Cash Equivalents;

(c)          Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(d)         Investments by way of contributions to capital or purchases of Capital Stock of any of the Company’s Subsidiaries or loans to the Company or any Subsidiary of the Company;

(e)          Investments consisting of any deferred portion of the sales price received by the Company or any Subsidiary in connection with any Disposition permitted under Subsection 5.7;

(f)            Investments in Capital Stock of any Person received in exchange for bona fide services provided to such Person or its Affiliates by the Company or any of its Subsidiaries in the ordinary course of business; and

(g)         other Investments not described in clauses (a) through (f) above; provided that the Investments permitted under this clause (g) do not to exceed, in the aggregate, the sum of (A) $5,000,000, plus (B) the aggregate amount of any principal payments made by the Company on this Note (excluding the amount of any Interest capitalized as principal pursuant to Section 1(b)(i) hereof that is subsequently repaid in cash).

Subsection 5.4                            Merger, Consolidation etc.  The Company shall not, and shall not permit any of its Subsidiaries to, consolidate or merge with any other Person or sell, transfer or otherwise dispose of any of its properties and assets substantially as an entirety to any Person, unless:

(a)          in the event that the Company or any of its Subsidiaries shall consolidate with or merge into another Person or sell, transfer or otherwise dispose of its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which the Company or any of its Subsidiaries is merged or the Person which acquires the properties and assets of the Company or any of its Subsidiaries shall be a corporation, limited liability company, partnership or trust organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia;

(b)         in the event that the Company shall consolidate or merge with another Person and the Person surviving such transaction is not the Company, then such surviving Person shall (i) expressly assume, by delivery of a written instrument in form reasonably satisfactory to Holder, all of the Company’s rights and obligations under this Note and under the other Note Documents, and (ii) expressly grant Holder a valid and perfected first priority security interest in any and all personal property then held by such surviving Person or subsequently acquired by such surviving Person, by documents in form and substance reasonably satisfactory to Holder;

(c)          in the event that any Subsidiary of the Company shall consolidate or merge with another Person and the Person surviving such transaction is not the Company, then such surviving Person shall (i) expressly assume, by delivery of a written instrument in form reasonably satisfactory to Holder, all of the Subsidiary’s rights and obligations under the Note Documents and under any guarantees granted pursuant to this Note, and (ii) expressly grant Holder a valid and perfected first priority security interest in any and all assets then held by such surviving Person or subsequently acquired by such surviving Person, by documents in form and substance reasonably satisfactory to Holder; and

(d)         immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing (or could reasonably be expected to result therefrom).

Subsection 5.5                            Transactions with Affiliates.  The Company will not, and will not permit any of its Subsidiaries to, enter into any transaction or contract with any of its Affiliates, unless such transaction or contract (i) is on fair and reasonable terms no less favorable to the Company or such Subsidiary than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate, (ii) was entered into prior to the date hereof or contemplated by any agreement entered into prior to the date hereof (copies of which have been furnished to Holder), (iii) is with officers, directors or other employees of the Company or its Subsidiaries relating specifically and solely to employment as such, or (iv) relates specifically and solely to the ownership or issuance of equity interests in the Company or in any of the Company’s Subsidiaries.  Notwithstanding anything in this Subsection 5.5 to the contrary, the Company and each of its Subsidiaries shall be permitted to reimburse Parent for reasonable administrative expenses paid or incurred by Parent in connection with services performed on behalf of or in support of the Company or any of its Subsidiaries or in connection with the maintenance of the consolidated group composed of the Parent and its Subsidiaries.

Subsection 5.6                            Restricted Payments, etc.  The Company will not, and will not permit any of its Subsidiaries to, declare or make a Restricted Payment other than:

(a)          Restricted Payments made by (i) a Subsidiary of the Company to the Company or (ii) a Subsidiary of the Company to another Subsidiary of the Company;

(b)         Restricted Payments made in connection with the repurchase of the Company’s or any of its Subsidiaries’ Capital Stock or Options held by the officers, directors and employees of the Company, any of its Subsidiaries or Parent, so long as each such repurchase is pursuant to, and in accordance with the terms of, a management and/or employee stock plan, a management and/or employee benefit plan, a stock subscription or similar agreement or a shareholder or similar agreement approved by the Board or comparable governing body of any Subsidiary of the Company that is bound thereby, is made in accordance with the LLC Agreement (as such agreement exists on the date hereof, a copy of which has been furnished to Holder) or as required by applicable law;

(c)          so long as no Event of Default has occurred and is continuing, Restricted Payments made by the Company to Parent to enable Parent to make distributions sufficient for Parent or its members to pay Taxes; provided, however, that the aggregate amount of all such Restricted Payments that may be made by the Company in any Fiscal Year shall not exceed the product of (A) the Tax Rate (as hereinafter defined) and (B) the aggregate net taxable income of Parent that is derived from the Company for the most recently ended Fiscal Year.  “Tax Rate” means the sum of (1) the maximum federal income tax rate applicable to individuals for the calendar year that includes the end of the most recently ended Fiscal Year, plus (2) the product of (x) the maximum state and local income tax rate for such calendar year applicable to individuals residing in the locality in which the Company has its principal place of business and (y) the excess of 100% over the rate described in (1) above; and

(d)         Restricted Payments made to Parent to reimburse Parent for reasonable administrative expenses paid or incurred by Parent in connection with services performed on behalf of or in support of the Company or any of its Subsidiaries or in connection with the maintenance of the consolidated group composed of the Parent and its Subsidiaries.

Subsection 5.7                            Dispositions. The Company will not, and will not permit any of its Subsidiaries to, make any Disposition, except:

(a)          Dispositions in the ordinary course of business;

(b)         Dispositions made (i) by a Subsidiary to the Company or any other Subsidiary of the Company or (ii) by the Company to any of its Subsidiaries;

(c)          licenses or sublicenses of trademarks, trade names, copyrights, patents and other intellectual property entered into by the Company or any of its Subsidiaries in the ordinary course of business; and

(d)         Dispositions of property not prohibited by Subsection 5.4 hereof and not otherwise specifically addressed by clauses (a) through (c) above, so long as the net proceeds of any such Disposition (to the extent received by the Company or its Subsidiary, as applicable, in cash and following such receipt by the Company or its Subsidiary, as applicable) are either: (i) reinvested into the Company or a Subsidiary of the Company within one hundred and eighty (180) days after such Disposition or (ii) applied as a prepayment of the then outstanding principal amount this Note.

Subsection 5.8                            Subsidiaries.   The Company will not, and will not permit any of its Subsidiaries to, create a Subsidiary unless such Subsidiary guarantees this Note and provides to Holder a valid and perfected first priority security interest in any and all assets then held by such Subsidiary, or subsequently acquired by such Subsidiary, by documents in form and substance reasonably satisfactory to Holder.

Section 6.  Events of Default.

(a)          Definition.  For purposes of this Note, an “Event of Default” shall be deemed to have occurred if any of the following shall have occurred and be continuing:

(i)                                     the Company fails to pay (A) the then outstanding principal amount on this Note on the Final Maturity Date or (B) any Interest on this Note when due (including, without limitation, pursuant to Section 1(b)(i) hereof), or any other amount payable under the Note Documents when due, and such default on the payment of Interest or such other amount payable under the Note Documents shall continue unremedied for a period of fifteen (15) days after such amount was due;

(ii)                                  the Company or any Material Subsidiary shall (A) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator; (B) be generally unable to pay its debts as such debts become due; (C) make a general assignment for the benefit of the Company’s or any Material Subsidiary’s creditors; (D) commence a voluntary case under any bankruptcy, insolvency or other similar law, as now and hereafter in effect (the “Bankruptcy Code”); (E) file a petition seeking to take advantage of any other law of any jurisdiction relating to bankruptcy, insolvency, or composition or readjustment of debts; (F) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code; or (G) take any action to authorize any of the actions set forth in clauses (A) through (F) above;

(iii)                               a proceeding or case shall be commenced, without the application or consent of the Company or any Material Subsidiary, in any court of competent jurisdiction, seeking (A) liquidation, reorganization or other relief with respect to it or its assets or the composition or readjustment of its debts, (B) the appointment of a trustee, receiver, custodian, liquidator or the like of any substantial part of its assets, or (C) similar relief in respect of the Company or any Material Subsidiary under any law of any jurisdiction relating to bankruptcy, insolvency, or the composition or readjustment of debts, and, in each case, such proceedings or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) days, if in the United States, or ninety (90) days, if outside of the United States; or an order for relief against the Company or any Material Subsidiary shall be entered in an involuntary case under any bankruptcy, insolvency, composition, readjustment of debt, liquidation of assets or similar law of any jurisdiction;

(iv)                              any representation or warranty made by the Company or any of its Subsidiaries in any Note Document shall prove to have been incorrect in a material respect when made;

(v)                                 the Company or any Subsidiary of the Company fails to observe or perform any covenant or agreement contained in Subsection 4.4 hereof;

(vi)                              the Company or any Subsidiary of the Company fails to observe or perform any covenant or agreement contained in Section 5 hereof and such failure to observe or perform continues for a period of ten (10) days after the Company’s receipt of written notice from Holder of such failure;

(vii)                           the Company or any Subsidiary of the Company fails to observe or perform any covenant or agreement contained in any of the Note Documents (other than those specified in Sections 6(a)(i), 6(a)(v) and 6(a)(vi)) and such failure to observe or perform continues for a period of thirty (30) days after the Company’s receipt of written notice from Holder of such failure;

(viii)                        any judgment or order for the payment of money, individually or in the aggregate, of $1,000,000 or more (exclusive of any amounts covered by insurance (less any applicable deductible)) shall be rendered against the Company or any of its Subsidiaries and such judgment shall not have been vacated or discharged or stayed pending appeal (for so long as such appeal is pending) or satisfied pending appeal by the posting of a bond or guaranty (for so long as such appeal is pending) within thirty (30) days, if in the United States, or sixty (60) days, if outside the United States (but only if the Company has used its reasonable best efforts to cause such judgment to be vacated, discharged or stayed pending appeal), in each case after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order and shall not have been dismissed, stayed or discharged within the period prescribed by applicable law;

(ix)                                a default shall occur in the payment of any amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, any Indebtedness of the Company or any of its Subsidiaries having an outstanding principal amount, individually or in the aggregate, of $1,000,000 or more or an event of default shall occur under any instrument evidencing or securing any such Indebtedness which gives the holder(s) of such Indebtedness or any Person acting on behalf of such holder(s) thereof the right to accelerate the maturity of such Indebtedness; or

(x)                                   any Note Document shall cease, for any reason, to be in full force and effect, or any Lien created by any Note Document shall fail, for any reason, to constitute a valid and perfected Lien with respect to the Collateral set forth therein, subject to no other Lien (other than Permitted Liens), or the Company or any Subsidiary or Affiliate of the

Company shall assert any of the foregoing in writing; provided that an Event of Default shall not be deemed to have occurred pursuant to this Section 6(a)(x) if (A) the applicable Note Document(s) become in full force and effect or the applicable Lien becomes valid and perfected within five (5) Business Days following the date on which the applicable Note Document(s) ceased to be in full force and effect or the applicable Lien failed to constitute a valid and perfected Lien with respect to the Collateral set forth therein and (B) the Collateral shall not have become subjected to any Lien not created by a Note Document (other than Permitted Liens) at any time during the period referred to in clause (A) hereof.

(b)         Consequences of Events of Default.  If an Event of Default has occurred and is continuing, then Holder may by notice to the Company declare all or any portion of the then outstanding principal amount of, and accrued but unpaid Interest on, this Note, and this Note shall thereupon become, immediately due and payable in cash, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; provided that in the case of any of the Events of Default specified in clauses (ii) and (iii) of Section 6(a) hereof, without any notice to the Company or any other act by Holder, this Note (together with accrued but unpaid Interest thereon) shall thereupon become immediately due and payable in cash, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.  Such remedies shall be cumulative and not exclusive and shall be in addition to any other remedies that Holder may have under the Security Agreement and the other Note Documents or under applicable law.

Section 7.  Security.

In order to secure the payment and performance of the Company’s obligations under this Note, the Company and Holder have entered in a Security Agreement, dated as of the date hereof (the “Security Agreement”).

Section 8.  Amendment and Waiver.

The provisions of this Note may only be amended, supplemented or waived, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, in each case, only if the Company has obtained the prior written consent of Holder.

Section 9.  Transferability.

(a)          Unless an Event of Default shall have occurred, this Note shall not be transferred directly or indirectly, by Holder to any Person (other than to Persons who are and remain Affiliates of Holder) without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed.  Any purported transfer of this Note in violation of this Section 9 shall be null and void.

(b)         The provisions of this Note and the other Note Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that the Company may not assign or otherwise transfer any of its rights or obligations under this Note or any Note Document without the prior written consent of Holder.

Section 10.  Notices and Other Communications.

All notices and other communications to Holder hereunder are to be delivered to Holder in accordance with Section 14 of the Security Agreement.

Section 11.  Non-Recourse.

The obligations under this Note are non-recourse to the members, employees, parents, directors and officers of the Company.

Section 12.  Set Off.

The obligations under this Note or the other Note Documents may not be set off against any obligations of Holder to the Company, its Subsidiaries or its Affiliates; provided, that the obligations under this Note and the other Note Documents of the Company and its Subsidiaries may be reduced, on a dollar-for-dollar basis, as payment for indemnification obligations of the Vivendi Parties to any member(s) of the Purchaser Indemnified Group in accordance with and to the extent provided for in Article VI of the Purchase Agreement and Article VI of the Transition Services Agreement.

Section 13.  Additional Definitions.  The following are defined terms used in this Note but not otherwise defined herein:

 “Acquisition Documents” means the Purchase Agreement, the Transition Services Agreement (as defined in the Purchase Agreement) and the Confidentiality Agreement (as defined in the Purchase Agreement).

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, a Sunday or a holiday on which commercial banks in the State of New York or the State of California are closed.

“Cash Equivalents” means (a) marketable direct obligations issued by, or guaranteed by, the United States Government or any agency thereof which mature within one year from the date of acquisition thereof; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits issued or held, as the case may be, by any commercial bank or trust company organized under the laws of the United States, any State thereof or the District of Columbia, and in each case (i) having outstanding unsecured indebtedness that is rated AA or better by Standard & Poor’s Ratings Services (“S&P”) and Aa or better by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of unsecured bank indebtedness and (ii) maturing within one year from the date of acquisition thereof; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally and maturing not later than 180 days from the date of acquisition thereof; (d) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition with respect to securities issued or fully guaranteed or insured by the United States government and maturing not later than 180 days from the date of acquisition thereof; and (e) shares of money market mutual or similar funds which invest solely in assets satisfying the requirements of clauses (a) through (d) of this definition.

“Capital Stock” means, with respect to any Person at any time, any and all shares, interests or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited), membership interests (whether general or limited) or other equity or ownership interests in or issued by such Person.

“Capitalized Lease Liabilities” means, with respect to any Person, all monetary obligations of such Person and its Subsidiaries under any leasing or similar arrangement which have been (or, in accordance with GAAP, should be) classified as capitalized leases, and for purposes of this Note the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Change of Control” means the occurrence of any event or circumstance whatsoever following which Permitted Holders cease to own, directly or indirectly, for any reason whatsoever, in excess of fifty percent (50%) of the voting Capital Stock of the Company, on a fully diluted basis, or of the surviving, resulting, successor or purchasing corporation of the Company in a transaction permitted by Section 5.4 hereof, as the case may be.

 “Convertible Securities” shall mean any evidences of Indebtedness (other than this Note), Capital Stock or other securities directly or indirectly convertible into or exercisable or exchangeable (including upon the further conversion, exercise or exchange of underlying securities) for Capital Stock.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would, unless cured or waived, constitute an Event of Default.

“Disposition” (or similar words such as “Dispose”) means any direct or indirect sale, transfer, license, lease, contribution, disposition or other conveyance (including by way of merger or consolidation or by way of sale or other transfer or conveyance of Capital Stock of any Subsidiary of the Company) of any of the Company’s or its Subsidiaries’ properties or assets to any other Person in a single transaction or series of related transactions.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fiscal Quarter” means any period of three consecutive calendar months ending on the last day of March, June, September and December or such other period as the Company shall notify Holder of in writing.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31 or such other period as the Company shall notify Holder of in writing; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2004 Fiscal Year”) refer to the Fiscal Year ending on December 31 of such calendar year or such other date as the Company shall notify Holder of in writing.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Guarantee Obligations” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or purporting to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee Obligations shall not include endorsements for collection or deposit in the ordinary course of business.

 “Indebtedness” of any Person means, without duplication:

(a)          all obligations of such Person for borrowed money or advances and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(b)         all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person;

(c)          all Capitalized Lease Liabilities of such Person;

(d)         all obligations of such Person to pay the deferred purchase price of property or services;

(e)          any mandatorily redeemable preferred equity issued by such Person, if such Person is, or may be, required to redeem such preferred equity prior to the fifth (5th) Business Day following the Final Maturity Date;

(f)            all obligations of such Person under “swaps”, “caps”, “floors”, “collars”, or other interest rate hedging contracts or similar arrangements;

(g)         all obligations of such Person to purchase securities (or other property) which arise out of, or in connection with, the sale of the same or substantially similar securities or property (other than such obligations which under no circumstances require such Person to purchase such securities (or other property) prior to five (5) Business Days after the Final Maturity Date);

(h)         all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; and

(i)             all Guarantee Obligations of such Person in respect of any of the foregoing.

Notwithstanding the foregoing, Indebtedness shall not include any obligations to make any Restricted Payment permitted by Subsection 5.6 hereof and declared but not yet paid.  The Indebtedness of any Person shall include the Indebtedness of any other Person to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

 “Investment” by any Person means any investment in any Person, including, without limitation, by any direct or indirect purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities (including any Option, warrant or other right to acquire any of the foregoing) or evidences of Indebtedness issued by any other Person (whether by merger, consolidation or otherwise and whether or not purchased directly from the issuer of such securities or evidences of Indebtedness).  Investments shall exclude (i) extensions of trade credit and advances to customers and suppliers, (ii) endorsements of negotiable instruments for collection and (iii) any acquisition of Capital Stock or other securities (including any option, warrant or other right to acquire any of the foregoing) in connection with a joint venture or other similar arrangement entered into by the Company (or any Subsidiary of the Company) and another Person or Persons; provided that in the case of each of clauses (i) and (ii) above, Investments shall only exclude such items to the extent made in the ordinary course of business and in accordance with customary industry practice.

“Lien” means any and all liens, encumbrances, charges, security interests, options, claims, mortgages, pledges, agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever; provided that any requirement set forth in the Parent LLC Agreement, the LLC Agreement or any similar corporate governance document of any Subsidiary of the Company that requires the consent of any equity holder, board of directors or similar governing body of Parent, the Company or any Subsidiary of the Company to the sale or transfer of assets of such Person shall not be deemed to be a Lien on such assets so long as neither the intent nor the effect of such a requirement is to give any Person a security interest in any such assets or to interfere with the rights of the Holder under this Note or the other Note Documents.

“LLC Agreement” means the Company’s Limited Liability Operating Agreement, dated as of March 15, 2004, as the same may be amended, supplemented or otherwise modified from time to time.

“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), operations, or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or on the validity, priority or perfection of any Lien granted pursuant to the Note Documents.

“Material Subsidiary” means, at any time, any Subsidiary of the Company which (a) holds any Capital Stock of the Company, (b) in the aggregate with its Subsidiaries has consolidated assets with a value of not less than 2% of the total value of the assets of the Company and its Subsidiaries, taken as a whole or (c) in the aggregate with its Subsidiaries has consolidated revenues not less than 2% of the consolidated revenues of the Company and its Subsidiaries, taken as a whole.

“Note Documents” means this Note, the Security Agreement and any other agreement, document or instrument delivered pursuant to Subsection 5.8 hereof (including, without limitation, any guarantees, security agreements or pledge agreements).

 “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Capital Stock or Convertible Securities.

“Parent” shall mean INdTV Holdings, LLC, a Delaware limited liability corporation.

“Parent LLC Agreement” shall mean the First Amended and Restated Operating Agreement of Parent, dated as of May 4, 2004, as the same may be amended, supplemented or otherwise modified from time to time.

“Permitted Holder” means Albert Gore, Jr., Joel Hyatt, members of their respective families, trusts for the benefit of any of them and any of their respective Affiliates.

 “Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

 “Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of Capital Stock of the Company or any of its Subsidiaries, (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, cancellation or termination of any such shares of Capital Stock of the Company or any of its Subsidiaries or any Option of the Company or any of its Subsidiaries or (iii) any payment of management or similar fees to any Permitted Holder or any Affiliate of a Permitted Holder or any other Person who controls (as defined in Rule 12b-2 promulgated under the Exchange Act) the Company (excluding, for the avoidance of any doubt, the payment of salary, bonuses, fees, compensation or benefits, including, without limitation, directors’ fees, in the ordinary course of business).

“Subsidiary” of any Person means any corporation, association, partnership, joint venture, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership and joint venture interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by, or the managing member, general partner or other solely controlling affiliate of such corporation, association, partnership, joint venture, limited liability company or other business entity is, (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.  Unless otherwise specified herein, each reference to a Subsidiary refers to a Subsidiary of the Company.

“Taxes” means all taxes imposed by any federal, state, local or foreign governmental authority, on or with respect to income, gross receipts, excise, property, sales, gain, use, license, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, profit, gift, severance, value added, disability, recapture, occupation, employment, stamp and other similar taxes, and shall include interest, penalties or additions thereto.

Section 14.                                   Governing Law; Consent to Jurisdiction.

THIS NOTE AND THE OTHER NOTE DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.  Each of the Company and Holder (a) consents to submit itself to the personal jurisdiction of any New York state or federal court located in the city and county of New York in the event any dispute arises out of this Note or any other Note Document or any of the transactions contemplated hereby or thereby, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to this Note or any other Note Document or any of the transactions contemplated hereby or thereby in any court other than a federal or state court sitting in the city and county of New York.

Section 15.                                   Waiver of Jury Trial.  EACH OF THE COMPANY AND HOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OTHER NOTE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF THE COMPANY OR HOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.

Section 16.                                   Legal Rate.  Notwithstanding anything to the contrary contained herein or in any other Note Document, if any time the interest rate payable under this Note, together with all fees and charges which are treated as interest under applicable law (collectively “Charges”), as provided in this Note or otherwise contracted for, charged, received, taken or reserved by Holder, shall exceed the maximum lawful rate (the “Legal Rate”) which may be contracted for, charged, received, taken or reserved by Holder in accordance with applicable law, the interest rate applicable to this Note, together with all Charges payable to Holder, shall be limited to the Legal Rate and any interest or Charges not so limited, taken, received or reserved by Holder at such time shall be spread, prorated or amortized over the term of this Note to the fullest extent permitted by applicable law.

Section 17.                                   Severability.  Any term or provision of this Note and the other Note Documents that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof and thereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof or thereof is invalid, void or unenforceable, each of the Company and Holder agrees that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 18.                                   Entire Agreement.   This Note, the other Note Documents and the Acquisition Documents constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supercede all prior agreements, understandings and negotiations, whether written or oral, of the parties hereto.

Section 19.                                   No Waiver.  No failure or delay by Holder in exercising any right, power or privilege under this Note or any other Note Document shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies provided herein and therein shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 20.                                   Expenses.  Upon receipt of reasonable documentation, the Company shall pay (i) all reasonable out-of-pocket expenses of Holder, including reasonable fees and expenses of counsel, in connection with any waiver or amendment of, supplement to, or consent under, this Note or any other Note Document or any Default or alleged Default and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by Holder, including reasonable fees and expenses of counsel, in connection with such Event of Default and any collection, bankruptcy, insolvency or other enforcement proceedings resulting therefrom.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed in its name by a duly authorized officer of the Company as of the date set forth above.

INdTV, LLC

By:	/s/ Joel Hyatt
Name: Joel Z. Hyatt
Title:	Chief Executive Officer

Acknowledged and agreed:

DYLAN HOLDINGS, INC.

By:	/s/
Name:
Title:

Schedule A

Liens Existing as of the Closing Date

•                  The Assumed Liabilities